Exhibit 3.2

[SEAL]

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF

GENETRONICS BIOMEDICAL CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, Avtar Dhillon, President and Chief Executive Officer of Genetronics Biomedical Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY,

FIRST:                                   That the name of the Corporation is GENETRONICS BIOMEDICAL CORPORATION (hereinafter the “Corporation”);

SECOND:                    The Certificate of Incorporation of the Corporation is hereby amended by striking out Article 4 thereof and by substituting in lieu of said Article the following new Article 4:

“ARTICLE 4 – AUTHORIZED CAPITAL:

The Corporation is authorized to issue two classes of shares designated, respectively, “Preferred Stock” and “Common Stock”. The total number of shares of Preferred Stock the Corporation shall have authority to issue is 10,000,000, $0.001 par value per share, and the total number of shares of Common Stock the Corporation shall have authority to issue is 300,000,000, $0.001 par value per share. The shares of Preferred Stock shall initially be undesignated as to series.

The Board of Directors is hereby authorized, within the limitations and restrictions stated herein, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon a wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but, in respect of decreases, not below the number of shares of such series then outstanding. In case the number of shares of any series should be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolutions originally fixing the number of shares of such series.

THIRD:                               That said amendment was duly adopted, in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

IN WITNESS WHEREOF, said Board of Directors of Genetronics Biomedical Corporation have caused this Certificate to be signed by its Chief Executive Officer and President, Avtar Dhillon, and attested by Peter Kies, its Chief Financial Officer, this 21 day of November, 2002.

GENETRONICS BIOMEDICAL CORPORATION

By:	/s/ Avtar Dhillon
Avtar Dhillon
Chief Executive Officer and President

Attest:

By:	/s/ Peter Kies
Peter Kies
Chief Financial Officer